ARTICLES OF INCORPORATION

                                       FOR

                               R-TEC HOLDING, INC.


     The undersigned hereby establishes a Corporation pursuant to the Idaho Business Corporation Act, as amended ("the Act"), and adopts the following Articles of Incorporation.

First:         The name of the corporation is R-Tec Holding, Inc.

Second:        The aggregate number of shares that the Corporation shall have authority to issue is 30,000,000 shares of voting Common stock, par value $1.00 per share, and 5,000,000 shares of Preferred stock, with authority vested in the board of directors to prescribe the classes, series, and the number of each class or series of Preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred stock as authorized in ss.30-1-602, Idaho Code.

Third:         The registered office of the corporation is 1471 E. Commercial
Ave, Meridian, Idaho, and its registered agent at that address is Douglas G. Hastings.

Fourth:        A director of this Corporation shall not be liable to the
Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for:

               a. The amount of financial benefit received by a director to which he is not entitled;
               b. An intentional infliction of harm on the corporation or the shareholders;
               c.   A violation of ss.30-1-833, Idaho Code; or
               d.   An intentional violation of criminal law.

Fifth:         The initial members of the board of directors shall be:

               Rulon L. Tolman, 7272 S. Glenridge View, Boise, Idaho 83709 John R. Hansen, Jr., 12035 Ginger Creek Dr., Boise, Idaho 83713

Incorporator: The name of the incorporator is John R. Hansen, Jr., and the incorporator's address is 12035 Ginger Creek Drive, Boise, ID 83713.

In Witness Whereof:
                        Date:   August ___, 1999.


                                               /s/
                                               ---------------------------------
                                               Incorporator: John R. Hansen, Jr.